Independent Auditors’ Consent
The Board of Directors
Digi International Inc.:
We consent to the incorporation by reference in the registration statements (No.’s 333-00099, 333-23857, 333-57869, 333-53366, 333-55488, 333-82674, 333-82678, 333-82668, 333-82670, and 333-82672) on Form S-8 of Digi International Inc. of our report dated November 5, 2004, with respect to the balance sheets of Z-World, Inc. as of September 30, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Digi International Inc. dated May 26, 2005.
/s/ KPMG LLP
Mountain View, California
September 12, 2005